UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2011
OMNIAMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34605	27-0983595

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 South University Drive, Suite 900, Fort Worth, Texas	76107

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 367-4640
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensator Arrangements of Certain Officers.
(e) Entry into Change in Control Agreements
On March 29, 2011, OmniAmerican Bank (the “Bank”), the wholly-owned subsidiary of OmniAmerican Bancorp, Inc. (the “Company”) entered into change in control agreements with T. L. Arnold, Jr., its Executive Vice President and Chief Credit Officer. The change in control agreement has a two-year term and is renewable annually for an additional year, such that the remaining term of the agreement will be two years unless the Board determines not to renew the agreement after performing a comprehensive performance appraisal. In the event of a change in control of the Company or the Bank, followed by the executive’s termination without cause or for good reason(as defined in the change in control agreement), the covered executive will be entitled to a lump sum severance benefit equal to two times the sum of the executive’s base salary in effect on the date of termination and the highest rate of bonus earned by the executive from the Bank (including amounts deferred at the Executive’s election) during the calendar year in which termination occurs or either of the two calendar years immediately preceding the year in which the termination occurs. In addition, the executive would be entitled to continued health care coverage under either the Bank’s health care plan or under coverage purchased by the executive for his benefit. The Bank will pay or reimburse such coverage for the lesser of: (i) the aggregate period required by COBRA and the Texas health care continuation laws, or (ii) two years from the date of termination of employment.
The foregoing description of the change in control agreements is qualified in its entirety by reference to the change in control agreement that is attached as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: None
(b) Pro Forma Financial Information: None
(c) Shell company transactions: None
(d) Exhibits:

Exhibit Number	Description

Exhibit 10.1	Two-Year Change in Control Agreement between the Bank and T.L. Arnold, Jr.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OmniAmerican Bancorp, Inc.
DATE: April 11, 2011	By:	/s/ Deborah B. Wilkinson
Deborah B. Wilkinson
Senior Executive Vice President and Chief Financial Officer

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